Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Formation
Cherry Hill Operating Partnership, LP	Delaware
Cherry Hill QRS I, LLC	Delaware
Cherry Hill QRS II, LLC	Delaware
CHMI Solutions, Inc.	Delaware
CHMI Insurance Company, LLC	Michigan